Exhibit 10.9

EXECUTION VERSION

RIGHT OF FIRST OFFER AGREEMENT

Made By

Trump Entertainment Resorts, Inc.

(formerly known as Trump Hotels & Casino Resorts, Inc.)

and

Trump Entertainment Resorts Holdings, L.P.

(formerly known as Trump Hotels & Casino Resorts Holdings, L.P.)

both having an address at

1000 Boardwalk at Virginia

Atlantic City

New Jersey 08401

(collectively, the “Company”)

to

Trump Organization LLC

having an address at

725 Fifth Avenue

New York, New York 10022

(“Developer”)

Dated as of May 20, 2005

RIGHT OF FIRST OFFER AGREEMENT

REGARDING DEVELOPMENT

THIS RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”), dated as of May 20, 2005 (the “Effective Date”), made between TRUMP ENTERTAINMENT RESORTS, INC. (formerly known as Trump Hotels & Casino Resorts, Inc.), a Delaware corporation, TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. (formerly known as Trump Hotels & Casino Resorts Holding, L.P.), a Delaware limited partnership (collectively, the “Company”), each having an address at 1000 Boardwalk at Virginia, Atlantic City, New Jersey 08401 and Trump Organization LLC, a New York limited liability company having an address at 725 Fifth Avenue, New York, New York 10022 (“Developer”). Trump Entertainment Resorts, Inc. and Trump Entertainment Resorts Holdings, L.P. shall be jointly and severally liable for all obligations of the Company under this Agreement.

WITNESSETH:

WHEREAS, the Company and its Affiliates are in the business of acquiring, developing, owning and operating casinos, casino hotels, hotels and related hospitality lodging (“Projects” and each individually, a “Project”);

WHEREAS, on November 21, 2004, Trump Hotels & Casino Resorts, Inc. and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330, in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”), under case numbers 04-46898 through 04-46925 (JHW);

WHEREAS, on April 5, 2005, by written order, the Bankruptcy Court confirmed the Debtors’ Second Amended Joint Plan of Reorganization, dated as of March 30, 2005 (the “Plan”);

WHEREAS, pursuant to and in accordance with the Plan, the Company has agreed to provide Developer with an irrevocable right of first offer during the term of this Agreement to provide certain development services with respect to certain Projects of the Company as set forth below;

NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Developer hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1. “Agreement” shall have the meaning set forth in the recitals hereto.

1

SECTION 1.2. “Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, (1) Controls, (2) is under the Control of, or (3) is under common Control with, such specified Person.

SECTION 1.3. “Applicable Project” shall have the meaning set forth in Section 2.2 hereto.

SECTION 1.4. “Applicable Service” shall have the meaning set forth in Section 2.3 hereto.

SECTION 1.5. “Business Days” shall mean all days, excluding Saturdays, Sundays and all days observed by either the State of New York or the Federal Government as legal holidays.

SECTION 1.6. “Company” shall mean, collectively, Trump Entertainment Resorts, Inc. (formerly known as Trump Hotels & Casino Resorts, Inc.) and Trump Entertainment Resorts Holdings, L.P. (formerly known as Trump Hotels & Casino Resorts Holding, L.P.), and each of such parties’ successors and assigns.

SECTION 1.7. “Company Party” shall have the meaning set forth in Section 2.1.

SECTION 1.8. “Construction Management Services” shall mean services customarily performed by a construction manager on projects similar to an Applicable Project.

SECTION 1.9. “Control” or “control” shall mean (i) direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity interest if not a corporation, or (ii) the power or authority to control the management or affairs of a Person, whether by reason of (a) direct or indirect ownership of a particular portion of the total equity interest in such Person, (b) the terms of a contract, or (c) another means.

SECTION 1.10. “Covered Project” shall have the meaning set forth in Section 2.1.

SECTION 1.11. “Debtor” shall have the meaning set forth in the recitals hereto.

SECTION 1.12. “Developer” shall mean Trump Organization LLC and any permitted successor or assign to this Agreement.

SECTION 1.13. “Development Management Services” shall mean the services customarily performed by a development manager or project manager on projects similar to an Applicable Project.

SECTION 1.14. “Developer Contract Price” shall have the meaning set forth in Section 2.3 hereto.

SECTION 1.15. “Effective Date” shall have the meaning set forth in the recitals hereto.

SECTION 1.16. “General Contracting Services” shall mean services customarily performed by a general contractor on projects similar to an Applicable Project.

SECTION 1.17. “Negotiation Period” shall have the meaning set forth in Section 2.3 hereto.

SECTION 1.18. “Other Party” shall have the meaning set forth in Section 2.3 hereto.

SECTION 1.19. “Other Party Contract Price” shall have the meaning set forth in Section 2.3 hereto.

SECTION 1.20. “Person” or “person” shall mean any natural person or persons, a partnership, a limited liability company, a corporation and any other form of business or legal association or entity.

SECTION 1.21. “Plan” shall have the meaning set forth in the recitals hereto.

SECTION 1.22. “Project” shall have the meaning set forth in the recitals hereto.

SECTION 1.23. “Proposed Agreement” shall have the meaning set forth in Section 2.2 hereto.

SECTION 1.24. “Response Notice” shall have the meaning set forth in Section 2.3 hereto.

SECTION 1.25. “Response Notice Expiration Date” shall have the meaning set forth in Section 2.3 hereto.

SECTION 1.26. “ROFO” shall have the meaning set forth in Section 2.3 hereto.

SECTION 1.27. “ROFO Notice” shall have the meaning set forth in Section 2.2 hereto.

SECTION 1.28. “Termination Date” shall have the meaning set forth in Section 4.1 hereto.

SECTION 1.29. “Transaction Costs” shall have the meaning set forth in Section 2.3 hereto.

ARTICLE II.

RIGHT OF FIRST OFFER

SECTION 2.1. Subject to the terms of this Article II, the Company shall not engage, or permit or suffer any of its Affiliates Controlled by the Company to engage, any party to perform Development Management Services, Construction Management Services or General Contracting Services with respect to any development, redevelopment, renovation, improvement, alteration, construction, restoration or rehabilitation of a Project (excluding any such development, redevelopment, renovation, improvement, alteration, construction, restoration or rehabilitation for which another party has been engaged as of the date hereof pursuant to a binding agreement) with an initial budget of in excess of Thirty Five Million ($35,000,000) Dollars (excluding capital expenditures made in the ordinary course of business and in connection with good maintenance practice) (a “Covered Project”), without, in any such case, first instituting the procedure described in this Article II so long as Developer is reasonably qualified to perform any Applicable Services (as defined below) on such Covered Project. For the purposes of this Agreement, the Company or any such Affiliate Controlled by the Company that is performing such Covered Project shall be known as, as applicable, the “Company Party” and the Company shall cause each Company Party to comply with the terms of this Agreement. For the purposes of determining whether the initial budget exceeds Thirty Five Million ($35,000,000) Dollars, all work related to the applicable project that would customarily be performed by the same development manager, construction manager and/or general contractor, as the case may be, in accordance with good construction practice, shall be considered together and the Company shall be obligated to give Developer a ROFO Notice with respect to such entire project if the aggregate initial budget exceeds Thirty Five Million ($35,000,000) Dollars.

SECTION 2.2. The Company shall institute the procedure described in this Article II by giving notice to Developer of a Company Party’s intention to develop, redevelop, renovate, improve, alter, construct, restore or rehabilitate a Covered Project (the “ROFO Notice”), which ROFO Notice shall (i) describe the Covered Project or Covered Projects to which the particular ROFO Notice applies (such Covered Project or Covered Projects being referred to herein as the “Applicable Project “), (ii) have annexed thereto the most developed budget, plans and specifications for the Applicable Project or other description in lieu thereof (including an architect’s preliminary drawing relating to such Applicable Project to the extent available), (iii) set forth the date that the Company Party reasonably expects the Applicable Project will commence and be substantially complete, (iv) specify if the Company Party intends to seek to engage parties to perform the General Contracting Services, Construction Management Services and/or Development Management Services for the Applicable Project and (v) be accompanied by a proposed draft general contracting agreement, construction management agreement and/or development management agreement, as applicable (each, a “Proposed Agreement”). Upon receipt of the ROFO Notice, Developer shall have the right to request all additional reasonable information and materials relating to the Applicable Project available to the Company Party that Developer shall reasonably require and the Company agrees to cooperate with Developer in all reasonable respects in connection with providing the such information and materials. In the event that the Company Party intends on engaging any party for any Applicable Services with respect to a pre-development or pre-construction phase (excluding any exploratory or investigative work, which services shall not be subject to this Agreement), which is being conducted separately and prior to the corresponding development or construction stage, then the Company shall give Developer a ROFO Notice with respect to such stage without diminishing the Company’s obligation to give a subsequent ROFO Notice with respect to the construction or development stage of the same project.

SECTION 2.3. Developer shall have the right (the “ROFO”) to give the Company Party notice stating that Developer desires to submit a bid to the Company Party to perform any or all of (i) the Construction Management Services on the Applicable Project, (ii) the General Contracting Services on the Applicable Project or (iii) the Development Management Services on the Applicable Project (as applicable, the “Applicable Service”), to the extent that such Applicable Service is specified in the ROFO Notice, in any such case by giving notice thereof (the “Response Notice”) to the Company Party not later than the thirtieth (30th) day after the date that Company gives the ROFO Notice to Developer (the “Response Notice Expiration Date”);

provided that Developer shall use reasonable efforts to give the Company the Response Notice as soon as practicable after the ROFO Notice. If Developer does not give the Response Notice to the Company on or prior to the thirtieth (30th) day after the date that the Company gives the ROFO Notice to Developer, then the applicable Company Party shall thereafter have the right to engage any party to perform the Applicable Services specified in the ROFO Notice (but may not engage such other party to perform an Applicable Service unless such service was included in the original ROFO Notice given to Developer) on terms acceptable to such Company Party in such Company Party’s sole discretion without being required to make any other offer to Developer regarding the Applicable Project under this Article II, except that if (I) such Company Party does not engage any such party for the Applicable Project within nine (9) months after the date that the Company gives the applicable ROFO Notice to Developer (including entering into final executed and binding agreements with such other party) or (II) such Company Party desires to engage such other party on terms that are materially different from the terms in the ROFO Notice including, without limitation, with respect to budget, scope or schedule, then in either of (I) or (II) such Company Party shall not thereafter engage such other party (or any other party) without first again complying with the procedure set forth in this Article II.

(a) If Developer exercises the ROFO in accordance with the provisions of this Article II, then Developer shall have an additional thirty (30) days following the date the Response Notice is given (such additional thirty (30) day period is hereinafter referred to as the “Bid Period”) within which to deliver a bid (the “Bid”) to perform any or all of the Applicable Services, which bid shall be commercially reasonable in Developer’s reasonable determination and shall include any material terms that would customarily be included in such a bid for such Applicable Services on projects similar in scope, duration, complexity and location to the Applicable Project. Developer shall include with such Bid Developers comments to each applicable Proposed Agreement. So long as Developer has delivered the Bid to the Company Party on or prior to the last day of the Bid Period which Bid meets the requirements of the preceding sentence, the parties agree to cooperate and negotiate in good faith and at arm’s length during the forty-five (45) days following the date that the Bid is delivered by Developer to the Company Party (the “Negotiation Period”) to attempt to agree upon the terms for the Applicable Services on the Applicable Project, which terms are acceptable to the Company Party and Developer, and to enter into a binding agreement memorializing such terms; provided that each party shall have the right to approve such terms and agreement in such party’s sole and absolute discretion. If by the expiration of the Negotiation Period, the parties are unable to agree upon the terms of the agreement for the Applicable Services, then the applicable Company Party may negotiate, and enter into contractual arrangements, with any other third party (an “Other Party”) to perform such Applicable Service without any obligation, express or implied, to comply with the procedures set forth in this Agreement with respect to such Applicable Service for such Applicable Project (subject to the requirement to comply again with this Article II pursuant to subsections (I) and (II) of Section 2.3 above if applicable). The Company Party shall require that the Other Party provide comments to the applicable Proposed Agreement(s) in the same form as that which was proposed to Developer. Notwithstanding the foregoing, in the event that the Company Party engages an Other Party to perform the Applicable Services after Developer and the Company Party have failed to agree upon terms and final written agreement pursuant to the provisions above, then if (x) the total contract price payable to the Other Party (the “Other Party Contract Price”) is more than one hundred ten percent (110%) of the total contract price payable to Developer as last offered by Developer (the “Developer Contract Price”) and (y) the

comments to the Proposed Agreement made by Developer as part of Developer’s Bid are not materially less favorable to the Company Party than the comments to the Proposed Agreement provided by the Other Party engaged by the Company Party, then the Company shall reimburse Developer for all reasonable and actual third party out-of-pocket costs and expenses paid by or incurred by Developer in connection with the preparation of the Bid and negotiation of the terms and written agreements with the Company Party for the Applicable Services (collectively, the “Transaction Costs”). Within three (3) Business Days of entering into agreement with the Other Party, the Company Party shall send to Developer a notice containing (I) the Other Party Contract Price and (II) the Other Party’s comments to the Proposed Agreement. All Transaction Costs payable, if any, shall be substantiated by Developer with reasonable back-up documentation. The Transaction Costs shall be paid by the Company Party to Developer within ten (10) days of demand therefore together with reasonable back-up documentation.

SECTION 2.4. Notwithstanding the foregoing, so long as the Company and Company Party have complied with the requirements of this Article II and has engaged a Person other than Developer to perform Applicable Services on a Covered Project, then in the event that during the performance of such Covered Project the Company Party terminates the employment of such Person on such Covered Project, and such termination is bona fide and is not primarily intended to avoid the provisions of this Agreement, then the Company Party shall have the right to engage any other Person for such Covered Project without being required to comply with the provisions of this Agreement with respect to such Covered Project; provided that if another Person is not so engaged within nine (9) months after such termination, then the Company Party shall not thereafter engage such other party without first again complying with the procedure set forth in this Article II.

ARTICLE III.

NEGOTIATION PERIOD

SECTION 3.1. During the period commencing on the date that the Company Party gives a ROFO Notice to Developer and continuing until the date immediately preceding the first day of the Negotiation Period, the Company Party shall not solicit bids from or negotiate with any other party for the Applicable Services. Nothing in this Section 3.1 is intended to preclude the Company Party from engaging consultants and advisors with respect to any Applicable Project to advise the Company on matters relating to such project.

ARTICLE IV.

TERMINATION OF AGREEMENT

SECTION 4.1. This Agreement shall terminate upon the date that is the third (3rd) anniversary of the Effective Date (the “Termination Date”). The Company shall have the right to extend the term of this Agreement for an additional three (3) years by giving notice to Developer no less than 120 days prior to the expiration of the original Termination Date (in which case the Termination Date shall be deemed to have been extended). If on the Termination Date:

(a) a ROFO Notice has been given and Developer has not yet responded to the same within the permitted period or the parties are negotiating the applicable terms or memorializing an agreement pursuant to and in accordance with Section 2.3, then the provisions of this Agreement relating to such ROFO Notice shall survive the Termination Date for the purposes of such Applicable Services and Developer’s right to negotiate to perform the same, if applicable;

(b) there is a dispute as to whether Transaction Costs are due from the Company or any Company Party to Developer, then the provisions of this Agreement relating to such Transaction Costs shall survive the Termination Date pending the resolution of such dispute.

ARTICLE V.

NO OBLIGATION

SECTION 5.1. Notwithstanding anything to the contrary set forth in this Agreement, Developer shall be under no obligation whatsoever to provide any services to any Company Party except to the extent expressly set forth in an executed and delivered agreement between the parties. The Company hereby acknowledges, understands and agrees that this Agreement is not a commitment on the part of Developer to perform any Applicable Services. In addition, Developer hereby acknowledges, understands and agrees that, notwithstanding anything to the contrary set forth in this Agreement, no Company Party shall be under any obligation whatsoever to develop or construct any Applicable Project and no Company Party shall be under any obligation whatsoever to agree upon any Applicable Terms with Developer with respect to Developer’s performance of Applicable Services for any Applicable Project.

ARTICLE VI.

MISCELLANEOUS PROVISIONS

SECTION 6.1. Developer shall have the right to assign its rights and obligations under this Agreement with respect to the entire Agreement or any Applicable Project to any Person Controlled by Donald J. Trump.

SECTION 6.2. Wherever used herein, the singular shall include both the singular and the plural and the use of any gender shall apply to all genders.

SECTION 6.3. Any notice, report, demand or other instrument authorized or required to be given or furnished hereunder shall be deemed given or furnished when addressed to the party intended to receive the same, at the address of such party set forth below, and (A) when delivered at such address, (B) three (3) days after the same is deposited in the United States mail as first class certified mail, return receipt requested, postage paid, (C) when delivered by nationwide commercial courier service, one (1) business day after the date of delivery of such notice to the courier service or (D) when sent by facsimile transmission (and receipt thereof confirmed by the recipient):

Company:	Trump Entertainment Resorts, Inc.
1000 Boardwalk at Virginia
Atlantic City, New Jersey 08401
Attention: Chief Executive Officer
Facsimile: (212) 688-0397

and	Trump Entertainment Resorts Holdings, L.P.
1000 Boardwalk at Virginia
Atlantic City, New Jersey 08401
Attention: Chief Executive Officer
Facsimile:

with a copy to:	Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071
Attention: Thomas W. Dobson, Esq.
Robert A. Klyman, Esq.
Facsimile: (213) 891-8763

Developer:	Trump Organization LLC
725 Fifth Avenue
New York, New York 10022
Attention: Donald J. Trump
Facsimile: (212) 755-3230

with a copy to:	Trump Organization LLC
725 Fifth Avenue
New York, New York 10022
Attention: Allen Weiselberg
Facsimile: (212) 755-3230

with a copy to:	Trump Organization LLC
725 Fifth Avenue
New York, New York 10022
Attention: Jason Greenblatt, Esq.
Facsimile: (212) 980-3821

with a copy to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Thomas M. Cerabino, Esq.
Facsimile: (212) 728-8111

(ii) Any party may change the address to which any such notice, report, demand or other instrument is to be delivered or mailed, by furnishing written notice of such change to the other party, but no such notice of change shall be effective unless and until received by such other party. Rejection or refusal to accept, or inability to deliver because of changed address or because no notice of changed address was given, shall be deemed to be receipt of any such notice.

SECTION 6.4. The terms, provisions, covenants and conditions hereof shall be binding upon the parties hereto and their respective heirs, devisees, representatives, successors and permitted assigns. If any Project is sold to a party that is not an Affiliate of the Company, this Agreement shall terminate with respect to that Project.

SECTION 6.5. All rights, powers and remedies provided herein may be exercised only to the extent that the exercise thereof does not violate any law and are intended to be limited to the extent necessary so that they will not render this Agreement invalid or unenforceable. In the event that any of the covenants, agreements, terms or provisions contained herein shall be deemed invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, terms or provisions contained herein shall be in no way affected, prejudiced or disturbed thereby.

SECTION 6.6. THIS AGREEMENT SHALL BE GOVERNED BY, AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.7. THE COMPANY AND DEVELOPER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

SECTION 6.8. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not limit or expand or otherwise affect any of the terms hereof

SECTION 6.9. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both parties have contributed substantially and materially to the preparation of this Agreement.

SECTION 6.10. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

SECTION 6.11. The terms “herein”, “hereto”, “hereby”, “hereunder”, “hereof”, “hereinbefore”, “hereinafter” and other equivalent words refer to this Agreement and not solely to the particular portion hereof in which any such word is used. All references herein to particular Articles, Sections or paragraphs are references to Articles, Sections or paragraphs of this Agreement. The term “including” shall be deemed to mean “including, without limitation.”

SECTION 6.12. The parties agree to mutually execute and deliver to each other such other and further documents as may be reasonably required by counsel for the parties to carry into effect the purposes and intents of this Agreement.

SECTION 6.13. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto.

SECTION 6.14. This Agreement is not intended to, and shall not, create a partnership or joint venture among the parties, and no party to this Agreement shall have the power or authority to bind any other party except as explicitly provided in this Agreement.

SECTION 6.15. Any forbearance by a party to this Agreement in exercising any right or remedy given under this Agreement or existing at law or in equity shall not constitute a waiver of or preclude the exercise of that or any other right or remedy. Unless otherwise explicitly provided, no remedy under this Agreement is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under this Agreement or existing at law or in equity.

SECTION 6.16. No person not a party hereto is intended to be a third party beneficiary of this Agreement.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Trump Entertainment Resorts, Inc., a Delaware corporation

/s/ JOHN P. BURKE
Name:	John P. Burke
Title:	Executive Vice President and Treasurer

Trump Entertainment Resorts Holdings, L.P., a Delaware limited partnership

/s/ JOHN P. BURKE
Name:	John P. Burke
Title:	Executive Vice President and Treasurer

Trump Organization LLC, a New York limited liability company

/s/ DONALD J. TRUMP
Name:	Donald J. Trump
Title:	Member